================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                        CSG SYSTEMS INTERNATIONAL, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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Notes:

                                     LOGO

                        CSG SYSTEMS INTERNATIONAL, INC.
                    7887 EAST BELLEVIEW AVENUE, SUITE 1000
                           ENGLEWOOD, COLORADO 80111

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MAY 21, 1998

                               ----------------

  The Annual Meeting of Stockholders of CSG Systems International, Inc. (the "Company" or "CSG") will be held at the office of the Company, 7887 East Belleview Avenue, Suite 1000, Englewood, Colorado, on Thursday, May 21, 1998, at 8:30 a.m., for the following purposes:

    1. To elect three Class I Directors.

    2. To transact such other business as properly may come before the meeting or any adjournments thereof.

  The Board of Directors fixed the close of business on March 23, 1998 as the record date for determination of stockholders entitled to notice of and to vote at the meeting or any adjournment thereof.

  All stockholders are cordially invited to attend the meeting.

                                          By Order of the Board of Directors,

                                          LOGO
                                          Joseph T. Ruble
                                          Secretary

April 10, 1998

  REGARDLESS OF WHETHER YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF THE ENCLOSED ENVELOPE IS MAILED IN THE UNITED STATES. THE PROXY WILL NOT BE USED IF YOU ATTEND THE MEETING IN PERSON AND SO REQUEST.

                        CSG SYSTEMS INTERNATIONAL, INC.
                    7887 EAST BELLEVIEW AVENUE, SUITE 1000
                           ENGLEWOOD, COLORADO 80111

                               ----------------

                                PROXY STATEMENT

                               ----------------

                        ANNUAL MEETING OF STOCKHOLDERS

                                 MAY 21, 1998

  This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of CSG Systems International, Inc. (the "Company" or "CSG") for the Annual Meeting of Stockholders (the "Annual Meeting") to be held at the office of the Company, 7887 East Belleview Avenue, Suite 1000, Englewood, Colorado, on Thursday, May 21, 1998, at 8:30 a.m., and at any adjournments of the Annual Meeting. All proxies will be voted in accordance with the instructions contained therein; if no choice is specified, the proxies will be voted in favor of the director nominees named in this Proxy Statement. Any proxy may be revoked by a stockholder at any time before it is exercised by giving written notice to that effect to the Secretary of the Company, by delivering to the Company a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person.

  The Board of Directors has fixed the close of business on March 23, 1998, as the record date for determining the stockholders of the Company who are entitled to notice of and to vote at the Annual Meeting. At the close of business on March 23, 1998, there were outstanding and entitled to vote 25,522,336 shares of Common Stock of the Company, par value $.01 per share ("Common Stock"). Each share is entitled to one vote.

  All costs of this solicitation of proxies will be borne by the Company. In addition to solicitations by mail, the Company's directors, officers, and regular employees, without additional remuneration, and their appointed agents may solicit proxies by telephone, facsimile and personal interviews. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names. The Company will reimburse banks and brokers for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy material.

  The Company's Annual Report for the year ended December 31, 1997, is being mailed to stockholders with this Proxy Statement and the accompanying proxy on or about April 20, 1998.

VOTES REQUIRED

  A majority of the shares of Common Stock outstanding is required to be present or represented by proxy at the Annual Meeting in order to have the quorum necessary to take action at the Annual Meeting. Assuming that a quorum is present at the Annual Meeting, the three nominees for election as directors who receive the greatest number of votes cast in the election of directors will be elected as directors.

  Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspector appointed for the Annual Meeting. The inspector will treat abstentions as Common Stock that is present and entitled to vote for purposes of determining the presence of a quorum but as not voted for purposes of determining the approval of any matter submitted to stockholders for a vote. If a broker indicates on a proxy that such broker does not have discretionary authority as to certain Common Stock to vote on a particular matter, such shares will not be considered as present and entitled to vote with respect to that matter.

                     BENEFICIAL OWNERSHIP OF COMMON STOCK

  The first table below sets forth each person known by the Company to own beneficially more than 5% of the outstanding Common Stock as of February 28, 1998, except as otherwise indicated. The second table below sets forth to the Company's knowledge the beneficial ownership by each director, nominee and executive officer of the Company, individually, and by all directors and executive officers of the Company as a group, of Common Stock as of February 28, 1998, except as otherwise indicated.

PRINCIPAL STOCKHOLDERS

                                                     SHARES OF     PERCENTAGE
                                                    COMMON STOCK    OF COMMON
                                                    BENEFICIALLY      STOCK
         NAME AND ADDRESS OF BENEFICIAL OWNER          OWNED       OUTSTANDING
         ------------------------------------       ------------   -----------
   Morgan Stanley Dean Witter & Co.(1).............  1,829,860(2)      7.2%
    1221 Avenue of the Americas
    New York, New York 10020
   AMVESCAP PLC(3).................................  1,379,200         5.4%
    11 Devonshire Square
    London EC24 4YR
    England
   General Motors Investment Management
    Corporation(4).................................  2,601,616        10.2%
    767 Fifth Avenue
    New York, New York 10153
   Neal C. Hansen(5)...............................  1,708,282         6.7%
    7887 East Belleview Avenue, Suite 1000
    Englewood, Colorado 80111

--------
(1) Morgan Stanley Dean Witter & Co. ("Morgan Stanley") is the sole stockholder of the general partner of MSCP III, L.P. ("Capital Partners") and also of MSCP III Holdings, Inc. ("Holdings") and Morgan Stanley Venture Capital II, Inc. ("Venture Capital"). Venture Capital is the sole stockholder of Morgan Stanley Administrator, N.V. ("Administrator"). Morgan Stanley may be deemed to be the beneficial owner of the shares of the Company owned by Capital Partners, Holdings, Venture Capital and Administrator. Morgan Stanley disclaims beneficial ownership with respect to these shares except to the extent of its pecuniary interest therein.

(2) Includes 1,143,424 shares owned by Capital Partners, 577,969 shares owned by Holdings, 104,895 shares owned by Venture Capital and 3,572 shares owned by Administrator, each of which is an affiliate of Morgan Stanley.

(3) Beneficial ownership is as of December 31, 1997. AMVESCAP PLC has filed with the Securities and Exchange Commission (the "SEC") a Schedule 13G dated February 9, 1998, stating that AMVESCAP PLC and its subsidiaries AVZ, Inc., AIM Management Group, Inc., AMVESCAP Group Services, Inc., INVESCO, Inc., INVESCO North American Holdings, Inc., INVESCO Capital Management, Inc., INVESCO Funds Group, Inc., INVESCO Management & Research, Inc., and INVESCO Realty Advisors, Inc. have shared voting power and shared dispositive power with respect to all of these shares.

(4) General Motors Investment Management Corporation ("GMIMCo") has shared voting power and shared dispositive power with respect to 2,601,616 shares, and Mellon Bank, N.A., as the trustee (the "Trustee") of the First Plaza Group Trust, the General Motors Hourly-Rate Employees Pension Trust, and the General Motors Salaried Employees Pension Trust (the "Trusts"), has shared voting power and shared dispositive power with respect to these shares. Each Trust is a trust formed under and for the benefit of one or more employee benefit plans (the "Plans") of General Motors Corporation ("GM") and its subsidiaries. GMIMCo is registered as an investment adviser under the Investment Advisers Act of 1940; its principal business is providing investment advice and investment management services with respect to the assets of the Plans and of certain direct and indirect subsidiaries of GM and associated entities.

  GMIMCo has the responsibility to select and terminate investment managers with respect to the Plans. It also itself manages certain assets of the Plans. One investment manager acting with respect to the Plans is J.P. Morgan (the "External Manager"). GMIMCo and the External Manager have discretionary voting and investment power with respect to shares of the Company included among such assets. Of the 2,601,616 shares, 8,900 shares are under management by the External Manager, which GMIMCo has the authority to terminate, and 2,592,716 shares are under management by GMIMCo for the benefit of the Plans. Because of the Trustee's limited role, the Trustee disclaims beneficial ownership of the shares which it holds.

(5) Includes 39,900 shares subject to currently exercisable options and 20,000 shares subject to options which are exercisable within 60 days after February 28, 1998. Also included are 700,000 shares owned by Hansen Partnership, Ltd. of which Mr. Hansen is General Partner, as well as 51,204 shares owned by Mr. Hansen's spouse. Mr. Hansen disclaims beneficial ownership of the shares owned by his spouse and, except to the extent of his pecuniary interest therein, the shares owned by Hansen Partnership, Ltd.

DIRECTORS AND EXECUTIVE OFFICERS

                               SHARES OF        PERCENTAGE
                              COMMON STOCK       OF COMMON
                              BENEFICIALLY         STOCK
   NAME OF BENEFICIAL OWNER   OWNED(1)(2)       OUTSTANDING
   ------------------------   ------------      -----------
   Larry G. Fendley.........      86,667             *
   George F. Haddix.........   1,149,320(3)(4)      4.5%
   Neal C. Hansen...........   1,708,282(5)         6.7%
   Royce J. Holland.........       4,000             *
   Janice Obuchowski........         --             --
   Gregory A. Parker........      39,175(4)          *
   John P. Pogge............     170,300(4)          *
   Bernard W. Reznicek......       5,500             *
   Rockwell A. Schnabel(6)..     273,381            1.1%
   Frank V. Sica(7).........     120,841             *
   All directors and
    executive officers
    as a group (10 persons).   3,557,466           13.9%

--------
 * Less than 1% of the outstanding Common Stock.

(1) Includes 53,334, 39,900, 4,000, 9,175, 20,300, 4,000 and 130,709 shares subject to currently exercisable options which are held by Messrs. Fendley, Hansen, Holland, Parker, Pogge and Reznicek and all directors and executive officers as a group, respectively.

(2) Includes 33,333, 20,000, and 53,333 shares subject to option which are held by Messrs. Fendley and Hansen and all directors and executive officers as a group, respectively, and are exercisable within 60 days after February 28, 1998.

(3) Includes 21,400 shares owned by Dr. Haddix and his spouse as joint tenants.

(4) Includes 42,800, 18,000 and 66,000 shares which were purchased by Dr. Haddix and Messrs. Parker and Pogge, respectively, pursuant to stock purchase agreements with the Company and which remain subject to a stock repurchase option on the part of the Company, effective upon termination of services as an employee of or a consultant to the Company. The shares are released from the repurchase option in equal increments over a five-year period; 60% of Dr. Haddix's shares and 40% of Messrs. Parker's and Pogge's shares originally purchased have been released from the repurchase option as of February 28, 1998.

(5) Includes 700,000 shares owned by Hansen Partnership, Ltd. of which Mr. Hansen is General Partner, and 51,204 shares owned by Mr. Hansen's spouse. Mr. Hansen disclaims beneficial ownership of the shares owned by his spouse and, except to the extent of his pecuniary interest therein, the shares owned by Hansen Partnership, Ltd.

(6) Mr. Schnabel is a Co-Chairman of Trident Capital, Inc. Trident Capital, L.P. owns 2,214 shares and Trident Administrator, N.V. owns 2,045 shares. Trident Capital LP and Trident Administrator, N.V. are affiliates of Trident Capital, Inc., and Mr. Schnabel may be deemed to be the beneficial owner of such shares. Except to the extent of his pecuniary interest therein, Mr. Schnabel disclaims beneficial ownership with respect to such shares.

(7) The information concerning Mr. Sica's stock ownership is given as of April 1, 1998. 108,283 of these shares are held by Capital Partners and have been designated for Mr. Sica but not yet distributed to him. See Notes (1) and (2) to the table above under "Principal Stockholders".

                             ELECTION OF DIRECTORS

  The Board of Directors is divided into three classes consisting of three Class I directors, two Class II directors and three Class III directors, who will serve until the annual meetings of stockholders of the Company to be held in 1998, 1999 and 2000, respectively, and until their respective successors are elected and qualified. Three Class I directors will be elected at the Annual Meeting to serve for a three-year term expiring at the annual meeting of stockholders to be held in 2001.

  The persons named in the accompanying proxy will vote, unless the proxy is marked otherwise, to elect as Class I directors Ms. Obuchowski and Messrs. Pogge and Schnabel. The proxy may not be voted for more than three directors. If a nominee is unable to serve, the person acting under the proxy may vote the proxy for the election of a substitute. The Company does not presently contemplate that any nominee will be unable to serve.

  The following information relates to the nominees for election at the Annual Meeting and to the other directors whose terms of office will continue after the Annual Meeting:

 Nominees for Class I Directors With Terms Expiring in 2001:

JANICE I. OBUCHOWSKI                                        DIRECTOR SINCE 1997

  Ms. Obuchowski, 46, was elected to the Company's Board of Directors in November 1997. Since December 1996, Ms. Obuchowski has been an Executive Vice President of Next Wave Telecom, Inc., a provider of wireless PCS (personal communications services) utilizing digital CDMA technology. From 1992 to 1996, Ms. Obuchowski was the President of Freedom Technologies, Inc. Ms. Obuchowski served as Assistant Secretary for Communications and Information for the Department of Commerce and Administrator for the National Telecommunications and Information Administration during the Bush Administration. Ms. Obuchowski also is a director of Orbital Sciences Corp.

JOHN P. POGGE                                               DIRECTOR SINCE 1997

  Mr. Pogge, 44, joined the Company in 1995 and has been President and Chief Operating Officer of the Company since September 1997. Prior to that time, he was an Executive Vice-President of the Company and General Manager, Business Units. From 1992 to 1995, Mr. Pogge was Vice-President, Corporate Development for US West, Inc. From 1987 to 1991, Mr. Pogge served as Vice-President and General Counsel of Applied Communications, Inc. He was elected to the Company's Board of Directors in September 1997.

ROCKWELL A. SCHNABEL                                        DIRECTOR SINCE 1994

  Mr. Schnabel, 61, has served as a director of the Company since its inception in 1994. Mr. Schnabel has been a Co-Chairman of Trident Capital, Inc. since 1993. He served as the Acting Secretary of Commerce and the Deputy Secretary of Commerce during the Bush Administration and was the U.S. Ambassador to Finland from 1985 to 1989. From 1965 to 1983, Mr. Schnabel served in various positions, including president of Bateman, Eichler, Hill, Richards Group (Everen Securities), a member of the New York Stock Exchange. Mr. Schnabel also is a director of Cyprus Amax Minerals Co., International Game Technology, Inc. and Pegasus Systems, Inc.

 Class II Directors With Terms Expiring in 1999:

ROYCE J. HOLLAND                                            DIRECTOR SINCE 1997

  Mr. Holland, 49, was elected to the Company's Board of Directors in January 1997. Mr. Holland has been Chairman and Chief Executive Officer of Allegiance Telecom, Inc. since March 1997. Mr. Holland served as the President of MFS Communications Company, Inc., a competitive local exchange carrier, from 1990 until MFS's acquisition by WorldCom, Inc. at the end of 1996.

BERNARD W. REZNICEK                                         DIRECTOR SINCE 1997

  Mr. Reznicek, 61, was elected to the Company's Board of Directors in January 1997. Mr. Reznicek has served as National Director of Utility Marketing for Central States Indemnity Company of Omaha, a Berkshire Hathaway company, since January 1997. Mr. Reznicek was Dean of College of Business Administration at Creighton University from 1994 to 1996. Previously, Mr. Reznicek was Chairman and CEO of Boston Edison Company, an electric utility company, from 1987 to 1994. Mr. Reznicek also is a director of CalEnergy Co., Stone & Webster, Inc., Guarantee Life Insurance Co., and State Street Corporation.

Class III Directors With Terms Expiring in 2000:

GEORGE F. HADDIX, PH.D.                                     DIRECTOR SINCE 1994

  Dr. Haddix, 59, is a co-founder of the Company and was the President of the Company from its inception in 1994 until September 1997 and currently serves as a consultant to the Company with respect to its technical management and administration. From 1989 to 1991, Dr. Haddix was a General Partner in Hansen, Haddix and Associates, a partnership which provided advisory management services to suppliers of software products and services. From 1987 to 1988, Dr. Haddix served as President and Chief Executive Officer of US West Network Systems. Dr. Haddix received a Ph.D. in Mathematics from Iowa State University in 1968 and has served on the faculties of three universities. Dr. Haddix also is a director of American Business Information, Inc.

NEAL C. HANSEN                                              DIRECTOR SINCE 1994

  Mr. Hansen, 57, is a co-founder of the Company and has been the Chairman of the Board and Chief Executive Officer of the Company since its inception in 1994. From 1991, until founding the Company, Mr. Hansen served as a consultant to several software companies, including First Data Corporation ("FDC"). From 1989 to 1991, Mr. Hansen was a General Partner in Hansen, Haddix and Associates, a partnership which provided advisory management services to suppliers of software products and services. From 1983 to 1989, Mr. Hansen was Chairman and Chief Executive Officer of US West Applied Communications, Inc. and President of US West Data Systems Group.

FRANK V. SICA                                               DIRECTOR SINCE 1994

  Mr. Sica, 47, has served as a director of the Company since its inception in 1994. Mr. Sica currently is a private investor. He was a Managing Director of Morgan Stanley & Co. Incorporated from 1988 to March 31, 1998, and had been employed by Morgan Stanley & Co. Incorporated since 1981, originally in the Mergers and Acquisition Department, and from 1988 to March 31, 1998, in the Merchant Banking Division. Prior to March 31, 1998, he was a Vice Chairman and a director of the general partner of MSCP III, L.P. and held various positions with certain entities affiliated with MSCP III, L.P. See "Principal Stockholders". Mr. Sica also is a director of Kohl's Corporation and SITA Telecommunications Holdings, N.V.

  John P. Pogge and Gregory A. Parker, a Vice-President of the Company and the Company's Chief Financial Officer, are brothers-in-law. There are no other family relationships between any of the directors or officers. There are no arrangements between any director or officer and any other person pursuant to which such person was selected as a director or officer.

  The Board of Directors has a standing Audit Committee, composed of Ms. Obuchowski and Messrs. Schnabel (Chairman) and Reznicek. The Audit Committee held one meeting and acted by written consent on one other occasion during the year ended December 31, 1997. The Committee's functions are to recommend to the Board of Directors the firm to be appointed as the Company's independent accountants, to review and approve the scope of the Company's annual audit, to review the audit report and recommendations to management of the Company's independent accountants, to consult with the Company's independent accountants concerning the Company's financial controls, accounting procedures, and internal auditing functions, and to consider and review such other matters relating to the financial and accounting affairs of the Company as the Committee may deem appropriate.

  The Board of Directors has a standing Compensation Committee, composed of Messrs. Sica (Chairman), Holland and Schnabel, which held five meetings and acted by written consent on three other occasions during the year ended December 31, 1997. The Committee's functions are to provide oversight with respect to the compensation and benefit policies, plans, and programs of the Company for the executive officers of the Company and, to the extent not otherwise determined by contract or formal plan, to review and recommend to the Board of Directors salaries, bonuses, and other benefits and compensation for the executive officers of the Company. The Committee also is responsible for the administration of and the granting of stock options, stock purchase rights, and other awards under the Company's 1995 Incentive Stock Plan, 1996 Stock Incentive Plan, and CSG Employee Stock Purchase Plan.

  The Company does not have a nominating committee.

  During the year ended December 31, 1997, the Board of Directors held six meetings. During the period of their service on the Board of Directors, all directors attended at least 75% of the aggregate number of meetings of the Board of Directors and of the committees on which they serve.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers (as defined in the applicable regulations) and directors, and persons who own more than 10% of a class of the Company's equity securities registered under such Act, to file certain reports of ownership and changes of ownership of the Company's equity securities with the SEC. Officers, directors, and more than 10% stockholders are required by SEC regulation to furnish to the Company copies of all Section 16(a) forms which they file.

  Based solely on its review of the copies of such forms submitted to it, or written representations from certain reporting persons that no Form 5 was required for those persons, the Company believes that, except as set forth below, all filing requirements applicable to its officers and directors were complied with for the year ended December 31, 1997. Mr. Reznicek made a late filing with respect to one purchase of shares of Common Stock in August 1997. Mr. Schnabel made two late filings with respect to shares of Common Stock distributed to him by a limited partnership in August and December 1997. The Company did not receive copies of any filings from General Motors Investment Management Corporation.

DIRECTOR COMPENSATION

  Each non-employee director of the Company is entitled to receive the following compensation: (i) $2,500 for each meeting of the Board of Directors attended in person; (ii) $500 for each meeting of the Board of Directors attended by conference telephone call or its equivalent; and (iii) $500 for each meeting of a committee of the Board of Directors attended in person or by conference telephone call or its equivalent. Directors who are officers or employees of the Company do not receive additional compensation for serving as a director or committee member. The Company also has a Stock Option Plan for Non-Employee Directors (the "Plan") which was approved at the 1997 annual meeting of stockholders. During the year ended December 31, 1997, the Board granted options under the Plan to each of Messrs. Holland, Reznicek and Schnabel and Ms. Obuchowski, who are non-employee directors of the Company, to purchase 12,000 shares of Common Stock at a price per share equal to the last sale price of the Common Stock as quoted on the Nasdaq National Market System on the date of the grant. Each option will become exercisable in three equal installments commencing on the first anniversary of the grant date and continuing on the two consecutive anniversaries of the grant date thereafter if the optionee is then a member of the Board and will expire ten years after the date of the grant, if not sooner exercised. If a director ceases to be a member of the Board before fully exercising his or her options, then various provisions of the Plan relating to such an event will govern the continuing exercisability of such options. On February 11, 1998, the Board of Directors granted Mr. Sica a similar option to purchase 12,000 shares of Common Stock.

COMPENSATION OF EXECUTIVE OFFICERS

  The following table sets forth information with respect to the compensation paid by the Company to each of its executive officers for services rendered during the year ended December 31, 1997.

SUMMARY COMPENSATION TABLE

                                 ANNUAL               LONG-TERM
                             COMPENSATION(1)         COMPENSATION
                         ------------------------    ------------
                                                        STOCK
  NAME AND               FISCAL                        OPTIONS      ALL OTHER
PRINCIPAL POSITION        YEAR    SALARY  BONUSES      AWARDED    COMPENSATION(4)
------------------       ------   ------- -------    ------------ --------------
                                    ($)     ($)           (#)          ($)
Neal C. Hansen..........  1997    300,000 195,000(2)    60,000         7,312
Chairman of the Board
 and                                      200,000(3)
Chief Executive Officer   1996    220,000 150,000      112,250         8,700
                          1995    200,000 150,000          --          2,500
George F. Haddix........  1997    250,000 150,000(2)    40,000         7,312
President and             1996    220,000 150,000      112,250         8,236
Chief Technical
 Officer(5)               1995    200,000 150,000          --          2,500

John P. Pogge...........  1997    250,000 135,000(2)    60,000        12,162
President and                             120,000(3)
Chief Operating
 Officer(6)               1996    175,000 100,000       32,000         1,063
                          1995(7) 145,000  72,500          --            --

Larry G. Fendley........  1997    185,000 100,000(2)    20,000         7,376
Executive Vice
 President,                                90,000(3)
Product Delivery
 Services                 1996(8) 170,000 100,000      175,000           --

Gregory A. Parker.......  1997    140,000  65,000(2)    34,700         9,663
Vice President and                        120,000(3)
Chief Financial Officer   1996    105,400  30,000       17,500           --
                          1995(9) 100,000  15,000          --            --

--------
(1) With respect to each of the individuals named in the Summary Compensation Table, the aggregate amount of perquisites and other personal benefits, securities or property received was less than 10% of the total of annual salary and bonus reported for such individual.

(2) Each of these bonuses were annual performance bonuses paid to the executive officers. The bonus earned for each year is payable in the first quarter of the subsequent year.

(3) Each of these bonuses were special bonuses paid to the executive officers in October 1997 in recognition of extraordinary services performed by such officers in connection with the negotiation of an Asset Purchase Agreement and a Master Subscriber Management System Agreement with certain affiliates of Tele-Communications, Inc. and the successful consummation and implementation of the transactions contemplated by such agreements. See Report of the Compensation Committee on Executive Compensation.

(4) All Other Compensation for 1998 for Mr. Hansen and Dr. Haddix consists of employer contributions to the CSG Incentive Savings Plan (a 401(k) Plan). All Other Compensation for 1998 for Messrs. Pogge, Fendley,
   and Parker consists of employer contributions to the CSG Incentive Savings Plan (Pogge--$7,583, Fendley--$600, Parker--$7,604) and employer credits to the CSG Systems, Inc. Wealth Accumulation Plan (Pogge--$4,579, Fendley-- $6,776, Parker--$2,059). The CSG Systems, Inc. Wealth Accumulation Plan is a deferred compensation plan which provides for elective salary and incentive compensation deferrals by participants. CSG Systems, Inc. matches a participant's deferral up to 25% thereof, with a maximum annual credit of $6,250 per participant. A deferred compensation plan participant's deferral account also is credited monthly with an interest equivalent based upon the account balance and a current index of corporate bond yields.

(5) Dr. Haddix resigned as President and Chief Technical Officer of the Company effective September 24, 1997, in anticipation of his retirement as an employee of the Company on December 31, 1997. He currently serves as a consultant to the Company with respect to its technical management and administration.

(6) Mr. Pogge was elected President and Chief Operating Officer of the Company on September 24, 1997. Prior to that time, he served as an Executive Vice President and General Manager, Business Units for the Company.

(7) Mr. Pogge joined the Company in April 1995. His salary for 1995 was calculated on an annualized basis.

(8) Mr. Fendley joined the Company in April 1996. His salary for 1996 was calculated on an annualized basis.

(9) Mr. Parker joined the Company in July 1995. His salary for 1995 was calculated on an annualized basis.

OPTION GRANTS IN LAST FISCAL YEAR

  The following table sets forth the stock options granted to the Company's executive officers during the fiscal year ended December 31, 1997.

                             INDIVIDUAL GRANTS
                                              % OF
                                         TOTAL OPTIONS  EXERCISE
                             OPTIONS       GRANTED TO    PRICE
                           GRANTED ON      EMPLOYEES      PER     EXPIRATION    GRANT DATE
NAME                     COMMON STOCK(1) IN FISCAL 1997 SHARE(2)     DATE    PRESENT VALUE(3)
----                     --------------- -------------- --------  ---------- ----------------
                               (#)            (%)       ($/SHARE)                  ($)
Neal C. Hansen..........     60,000           5.6        19.375    1/28/07       466,200
George F. Haddix........     40,000           3.8        19.375    1/28/07       310,800
John P. Pogge...........     30,000           2.8       29.6875    8/14/07       354,300
                             30,000           2.8        19.375    1/28/07       233,100
Larry G. Fendley........     20,000           1.9        19.375    1/28/07       155,400
Gregory A. Parker.......     14,700           1.4        19.375    1/28/07       114,219
                             20,000           1.9       29.6875    8/14/07       236,200

--------
(1) These options were granted pursuant to the Company's 1996 Stock Incentive Plan. One-fourth of the options become exercisable on the first anniversary of the grant date and on each of the second through fourth anniversaries thereafter.

(2) The exercise price is the market price on the date the options were granted.

(3) Grant date present value is determined using a modified Black-Scholes option pricing model. The estimated values under the model are based on several assumptions, including a weighted-average expected volatility of 40.0%, a weighted-average risk-free rate of return of 6.3%, no dividend yield and expected option lives of four years, and may not be indicative of actual value. The actual gain, if any, the option holder may realize will depend on the excess of the actual market price of the stock over the exercise price on the date the option is exercised. There is no assurance that the value that may be realized by the option holder will be at or near the value estimated by the modified Black-Scholes model.

AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

  The following table sets forth certain information regarding the exercise of stock options during the last fiscal year by the Company's executive officers.

                                                NUMBER OF UNEXERCISED     VALUE OF UNEXERCISED
                                               OPTIONS AT FISCAL YEAR     IN-THE-MONEY OPTIONS
                           SHARES                        END              AT FISCAL YEAR END(1)
                          ACQUIRED    VALUE   ------------------------- -------------------------
NAME                     ON EXERCISE REALIZED EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
----                     ----------- -------- ----------- ------------- ----------- -------------
                             (#)       ($)        (#)          (#)          ($)          ($)
Neal C. Hansen..........     --         --      22,450       149,800      286,250     2,382,500
George F. Haddix........     --         --      32,250           --       531,250           --
John P. Pogge...........     --         --       6,400        85,600      160,000     1,568,125
Larry G. Fendley........     --         --      48,334       146,666      605,632     2,159,993
Gregory A. Parker.......     --         --       3,500        48,700       65,375       770,938

--------
(1) "In-the-Money Options" are options outstanding at the end of the last fiscal year for which the fair market value of the Common Stock at the end of the last fiscal year ($40.00 per share) exceeded the exercise price of the options.

EMPLOYMENT AND CONSULTING AGREEMENTS

  Mr. Hansen is party to an employment agreement with the Company. The agreement expires in 1999, is terminable by Mr. Hansen upon 30 days' notice and is terminable by the Company for cause or disability. The agreement provides for an annual salary of not less than $200,000 (with annual CPI adjustments), the opportunity for an incentive bonus of not less than $100,000, insurance, an automobile allowance, and certain other benefits. The agreement contains a post-termination non-competition clause restricting competition by Mr. Hansen for three years after his termination of employment. Prior to his retirement on December 31, 1997, Dr. Haddix was a party to an employment agreement with the Company that had the same terms as Mr. Hansen's employment agreement. Dr. Haddix entered into a Separation Agreement and Releases dated December 31, 1997 with the Company pursuant to which Dr. Haddix received separation benefits consisting of (i) the gross sum of $150,000 representing his 1997 performance bonus and (ii) the vesting as of December 31, 1997, of 9,800 Incentive Stock Options which were granted to him on February 22, 1996. In the Separation Agreement and Releases, Dr. Haddix agreed to an 18-month post-termination non-competition clause. On December 23, 1997, Dr. Haddix entered into an Independent Consulting Agreement with the Company to provide advice regarding the technical management and administration of the Company. The agreement expires on December 23, 1999, and is terminable by either party for cause. Dr. Haddix's compensation under the agreement consists of $3,000 per calendar quarter on a retainer basis, inclusive of all costs, expenses and taxes, plus $1,000 for each day worked (based on an 8-hour work day) in excess of one day per month. Dr. Haddix will be entitled to receive a pro-rated amount of such daily rate for any partial days worked in excess of one day per month.

                     REPORT OF THE COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

  The Compensation Committee of the Board of Directors (the "Committee"), consisting entirely of non-employee directors, approves all policies under which compensation is paid or awarded to the Company's executive management. The Committee is composed of Messrs. Sica (Chairman), Holland and Schnabel.

 Compensation Philosophy

  The Company's executive compensation program is premised on the belief that the interests of executives should be closely aligned with those of the Company's stockholders. CSG's executive compensation plans are also designed to attract, retain, motivate and appropriately reward individuals who are responsible for CSG's short-term and long-term profitability and growth. Based on this philosophy, a significant portion of each executive's total compensation is placed at-risk and linked to the accomplishment of specific annual and long-term financial and strategic results, as well as appreciation in the value of the Common Stock.

 Compensation Plan

  Each year the Committee conducts a review of the Company's executive compensation program. This review includes a consideration of reports based on an independent compensation consultant's assessment of the competitiveness of the Company's executive compensation and a comparison of the Company's executive compensation to that of other technology companies. The compensation review permits an ongoing evaluation of the link between the Company's performance and its executive compensation in the context of the compensation programs of other public companies.

  The Committee approves the compensation of the executive officers, including the Chief Executive Officer, whose compensation is detailed in this Proxy Statement and sets policies with respect to the Company's executive compensation program generally.

  The key elements of the Company's executive compensation program consist of base annual salaries, performance bonuses, and stock options.

  The Committee's policies with respect to each of these elements, including the basis for the compensation paid to Mr. Hansen, are discussed below.

 Base Annual Salaries

  Base annual salaries for executive officers are initially determined by evaluating the responsibilities of the position, the experience and knowledge of the individual, and the scope and complexity of the executive's position relative to other senior management positions internally and at competitive frame companies. The external comparison is based on the results of a report prepared by an independent compensation consulting firm and takes into consideration the compensation practices and programs of other corporations which are most likely to compete with the Company for the services of executive management personnel.

  Annual salary adjustments are determined by evaluating the performance of each executive officer, taking into account changes in responsibilities. Individual performance ratings take into account such factors as achievement of the Company's strategic plan and attainment of specific individual objectives.

  With respect to the base salary paid to Mr. Hansen in 1997, the Committee took into account a comparison of base salaries of chief executive officers of peer companies, the Company's performance in 1996, and the assessment by the Committee of Mr. Hansen's individual performance. Based upon this evaluation, the Committee increased Mr. Hansen's base salary by $80,000 to $300,000 for 1997.

 Performance Bonuses

  The Company maintains a Performance Bonus Plan (the "Bonus Plan"), which provides for the payment of performance bonuses to most management employees of the Company who do not receive sales commissions. Executive officers participate in the Bonus Plan, which is a pay-for-performance plan designed to compensate participants for achieving certain levels of performance with respect to key objectives established in the Company's annual financial plan. The performance bonuses for executive officers for 1997 ranged from approximately 50% to 65% of base salary, depending upon the executive officer's position.

  Annually, the Committee approves targeted levels and minimum threshold levels of performance with respect to key objectives affecting the executive officers' performance bonuses. No performance bonus is paid when results are below the threshold levels. As actual results approach targeted levels, the performance bonus payout increases at an accelerated rate. For executive officers, the performance bonus objectives are based upon revenue and earnings of the Company. Performance bonuses are paid during the first quarter after the fiscal year in which they are earned.

  Mr. Hansen's performance bonus is based on the Company's overall revenue and earnings performance. Mr. Hansen earned a performance bonus of $195,000 for 1997, based upon 100% achievement of the applicable targets, as compared with $150,000 in 1996, which also was based upon 100% achievement of the applicable targets. Although the targeted levels of performance were increased for 1997, the formulas for 1997 and 1996 were substantially the same.

 TCI Special Bonus

  In 1997, the Company consummated the largest transaction in the Company's history by acquiring certain assets from and entering into a Master Subscriber Management System Agreement with certain affiliates of Tele-Communications, Inc. ("TCI"). The latter agreement is a 15-year exclusive agreement for the Company to provide customer care and billing services for 13 million customers of TCI and various of its affiliates. In recognition of extraordinary services performed by certain officers and employees of the Company in connection with the negotiation of the TCI Asset Purchase Agreement and Master Subscriber Management System Agreement and the successful consummation and implementation of the transactions contemplated by such agreements, the Committee recommended and the Board approved the payment of a one-time special bonus to 14 officers and employees of the Company. The special bonus paid to Mr. Hansen was $200,000.

 Stock Options

  The third component of executive officers' compensation is the Company's 1996 Stock Incentive Plan pursuant to which the Company has granted to executive officers options to purchase shares of Common Stock.

  Stock options are designed to align the interests of executives with those of the Company's stockholders. Stock options are granted at an exercise price equal to the market price of the Common Stock on the date of grant, generally vest in equal installments over four or five years, and are exercisable no later than ten years from the date of grant. This plan is designed to provide incentives for the creation of value for the Company's stockholders over the long term because the full benefit of the compensation package cannot be realized unless stock price appreciation occurs over a number of years.

  In late 1996, the Committee retained an independent compensation consultant to perform a comprehensive study of the Company's stock option program, compared with other public companies in the technology industry. Based on this study, the Committee concluded that the Company's past stock option grants were in the lower range of the industry and not aligned with the Company's compensation philosophy described above. The Committee concluded that the Company's past administration of the stock option program was not competitive with the programs of comparable companies, which placed the Company at a disadvantage in recruiting and retaining the officers and employees necessary for the conduct of business.

  With the assistance of the compensation consultant, the Committee adopted a new framework to govern the granting of stock options. This new framework added greater consistency to the overall stock option granting program. The Committee believes that this program, which became effective in January 1997, is not only more equitable among the Company's employees but also more closely aligns the objectives of the program with shareholder interests.

  In the year ended December 31, 1997, Mr. Hansen was granted options to purchase 60,000 shares of Common Stock.

 Conclusion

  Through the programs described above, a significant portion of the Company's executive compensation is linked directly to individual and Company performance in furtherance of the Company's strategic goals as well as to stock price appreciation. The Committee intends to continue the policy of closely linking executive compensation to Company performance and stockholder return.

                                      COMPENSATION COMMITTEE

                                      Frank V. Sica, Chairman of the Committee
                                      Royce J. Holland
                                      Rockwell A. Schnabel

                            STOCK PRICE PERFORMANCE

  THE FOLLOWING GRAPH ASSUMES $100 INVESTED ON FEBRUARY 28, 1996 (THE DATE ON WHICH THE COMPANY'S COMMON STOCK WAS FIRST TRADED PUBLICLY) IN THE COMMON STOCK, IN THE S&P 500 INDEX AND THE COMPANY'S STANDARD INDUSTRIAL
CLASSIFICATION ("SIC") CODE INDEX: COMPUTER PROCESSING AND DATA PREPARATION SERVICES.

                           [LINE GRAPH APPEARS HERE]


                    COMPARISON OF CUMULATIVE TOTAL RETURN
                  OF COMPANY, INDUSTRY INDEX AND BROAD MARKET

                       CSG SYSTEMS         SIC CODE INDEX         S&P 500 INDEX

 2/28/1996                  100.00               100.00                  100.00
 3/29/1996                  100.00               101.59                  100.96
 6/28/1996                  113.04               110.41                  105.49
 9/30/1996                   88.04               116.75                  108.75
12/31/1996                   66.85               108.88                  117.82
 3/31/1997                   73.37               100.72                  120.98
 6/30/1997                  134.24               119.19                  142.10
 9/30/1997                  164.40               119.04                  152.74
12/31/1997                  173.91               118.39                  157.13



                     ASSUMES $100 INVESTED ON FEB. 28,1996
                          ASSUMES DIVIDEND REINVESTED
                       FISCAL YEAR ENDING DEC. 31, 1997

                        INDEPENDENT PUBLIC ACCOUNTANTS

  The firm of Arthur Andersen LLP served as the Company's independent public accountants for the year ended December 31, 1997, and has been selected by the Board of Directors to serve in such capacity for the current fiscal year ending December 31, 1998.

  The Company expects that a representative of Arthur Andersen LLP will be present at the Annual Meeting, with the opportunity to make a statement if he or she desires to do so, and that such representative will be available to respond to appropriate questions.

                                 OTHER MATTERS

  The Board of Directors does not know of any other matters that may come before the Annual Meeting; however, if any other matters are properly presented at the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

               DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS

  Proposals of stockholders intended to be presented at the 1999 annual meeting of stockholders must be received by the Company at its principal office in Englewood, Colorado, not later than December 2, 1998, for inclusion in the proxy statement for that meeting. Pursuant to the bylaws of the Company, a written notice of any such proposal must be received by the Secretary of the Company not later than December 2, 1998, and must contain certain information required by such bylaws.

  The bylaws of the Company also provide that stockholder nominations of persons for election to the Board of Directors are subject to certain advance notice and informational requirements.

  Copies of the Company's bylaws are available to stockholders upon request made to the Secretary of the Company at the address set forth on page 1 of this Proxy Statement.

  The bylaw requirements referred to above do not supersede the conditions and requirements established by the Securities and Exchange Commission for stockholder proposals to be included in the Company's proxy materials for a meeting of stockholders.

                                          By Order of the Board of Directors
                                 LOGO
                                          Joseph T. Ruble
                                          Secretary

April 10, 1998

  THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE ANNUAL MEETING. REGARDLESS OF WHETHER YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. A PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE ANNUAL MEETING, AND YOUR COOPERATION WILL BE APPRECIATED. STOCKHOLDERS WHO ATTEND THE ANNUAL MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

PROXY                                                                     PROXY

                        CSG SYSTEMS INTERNATIONAL, INC.

               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 21, 1998


     Neal C. Hansen and John P. Pogge, and each of them acting without the other, as the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution, are hereby authorized to represent and to vote as designated below all shares of Common Stock of CSG Systems International, Inc. (the "Company") held of record by the undersigned on March 23, 1998 at the Annual Meeting of Stockholders of the Company to be held at 8:30 a.m., local time, on May 21, 1998 at the office of the Company, 7887 East Belleview Avenue, Suite 1000, Englewood, Colorado, or at any adjournment thereof. Any and all proxies heretofore given are hereby revoked.

UNLESS OTHERWISE SPECIFIED THIS PROXY WILL BE VOTED FOR THE DIRECTOR NOMINEES NAMED IN THE PROXY STATEMENT.

1.   ELECTION OF DIRECTORS

     Nominees:  Janice I. Obuchowski, John P. Pogge and Rockwell A. Schnabel as
                Class I Directors for terms expiring in 2001.

[_] For all listed nominees (except for nominee(s) whose name(s) appear(s) below):

     ---------------------------------------------------------------------------

[_]  Withhold Authority to vote for the listed nominees.

     Corporations, partnerships and limited liability companies should sign in their names by an authorized officer, partner, member or manager.


                                    IMPORTANT: Each joint owner shall sign.
                                    Executors, administrators, trustees, etc.
                                    should give full title.
                                    I hereby acknowledge receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement furnished therewith.

                                    Dated:                        , 1998
                                           -----------------------

                                    --------------------------------------
                                    Signature

                                    --------------------------------------
                                    Signature (if held jointly)